UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 4, 2018 (September 30, 2018)

MAIDEN HOLDINGS, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-34042 (Commission File Number)	98-0570192 (IRS Employer Identification No.)

94 Pitts Bay Road, Pembroke HM08, Bermuda

(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On September 30, 2018, in connection with his previously announced retirement, Arturo M. Raschbaum and Maiden Holdings, Ltd. (the “Company”) entered into a Separation Agreement and General Release (the “Raschbaum Separation Agreement”).  The Raschbaum Separation Agreement reflects that Mr. Raschbaum retired from the Company and board positions he held at the Company or any of its affiliates effective as of September 1, 2018 (the “Retirement Date”), which retirement is deemed a termination without “cause”.  Pursuant to the Raschbaum Separation Agreement, Mr. Raschbaum agreed to forfeit all equity and incentive awards outstanding as of the Retirement Date (whether then vested or unvested) and to provide a release of claims in favor of the Company and its affiliates.  In exchange, Mr. Raschbaum will receive a lump-sum cash payment of $2,200,000 (the “Raschbaum Separation Benefit”) in full satisfaction of any and all amounts owed or owing to Mr. Raschbaum, whether under his employment agreement, equity and incentive awards or otherwise, payable on the date the release of claims becomes irrevocable (or such later date as required under applicable tax rules). Mr. Raschbaum will remain subject to the restrictive covenants in his employment agreement through their original duration or earlier if a Change of Control occurs (as defined in the Company’s Amended and Restated 2007 Share Incentive Plan).
The foregoing is only a summary of certain terms of the Raschbaum Separation Agreement and is qualified in its entirety by the full text of the Raschbaum Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 4, 2018	MAIDEN HOLDINGS, LTD.

		By:	/s/ Lawrence F. Metz
Lawrence F. Metz
President and Chief Executive Officer